Exhibit 99.2

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Posts Record 2004 Revenues

Company Marks First Full Year of Net Adjusted Operating Profitability, Before One-Time Items

RICHMOND, VA (February 4, 2005) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), a comprehensive provider of contract biotechnology research services to government, industry and academia, today announced its financial results for the 2004 fiscal year and the fourth quarter ended December 31, 2004. The Company’s 10-KSB is expected to be released on or about March 31, 2005.

For the year ended December 31, 2004, the Company posted record revenues of approximately $ 5.78 million with earnings before one-time expenses of approximately $230,000, marking the first full year of adjusted net operating earnings since the Company’s initial public offering in October, 1997. The Company’s GAAP net loss, after one-time items of approximately $600,000, was $ 367,000.

2004 was a watershed year for the Company in terms of business, strategic and financial growth. The Company signed over $ 8 million in new contract work, mostly in two of its three core areas of focus: bio-defense and clinical trial laboratory support. CBI established a new virology bio-safety level 3 lab within its accredited BSL-3 Suite, qualifying CBI for the most advanced bio-defense research and development work. The Company entered into a two-year Broad Teaming Agreement with DynPort Vaccine Company LLC, Frederick, Md., under which CBI and DynPort will co-venture to compete for new biodefense vaccine development funding. The Company signed a distribution and service agreement with Fisher Scientific, LLC and was selected by the National Cancer Institute as subcontractor to test the efficacy of the first DNA-based bladder cancer diagnostic. Most recently, the Company successfully completed acquisition of the assets of Fairfax Identity Labs which substantially increases CBI’s sample processing capabilities and better positions CBI to compete for new CODIS and forensic related contracts as the relevant proposals are released through the states from the National Institutes of Justice.

Financial Performance

For 2004, CBI posted record revenues of $ 5.75 million on billings of $ 5.91 million. Deferred revenue rose from $ 8,000 for the third quarter, 2004, to $162,000 for the quarter ending December, 2004, of which about $ 153,000 will be recognized in 2005. Compared to fiscal year 2003, CBI revenue growth is about 13%. Adjusted net operating income before one-time expenses of about $ 600,000 was $ 230,000, versus a loss of about $ 81,000 for 2003. This marks the first full year of net adjusted operating profitability for CBI since its initial public offering in October, 1997. One-time expenses recorded in the fourth quarter of 2004 effectively reduced CBI’s operating profit to an overall loss of about $367,000. A portion of these expenses, totaling $453,000, are attributable to pre-payment premiums, accelerated amortization expenses, and operating expenses associated with early retirement of two series of Industrial Revenue Bonds used to finance construction of CBI’s physical plant. These bonds were replaced with a variable rate mortgage which was executed in November, 2004. The remainder of the one-time expenses are attributable to costs associated with the acquisition of Fairfax Identity Labs.

Compared to 2003, sales in 2004 increased in virtually all business lines of the Company, but the most substantial increase (29.5%) was in government contracts, and more specifically, from revenues from bio-defense related contracts. For 2004, revenues from government contracts totaled about $ 4.1 million, compared to $ 3.1 million in 2003.

The Company has been EBITDA-positive for the past three years. In 2004, interest, amortization, and depreciation costs were $ 1,249,000. Thus, on a net operating loss of about $ 367,000 for 2004, total EBITDA for the Company through 2004 amounts to approximately $882,000 compared to $ 753,000 for the same period in 2003.

The fourth quarter of 2004 was the strongest revenue quarter for the Company since its inception. In the fourth quarter 2004, CBI reported record revenues of about $1.52 million on $1.68 million in billings; $153,000 in deferred revenue for work completed in the fourth quarter

2004 will be recognized in 2005. Through the end of the fourth quarter of 2004, cash available to the Company was approximately $ 2.75 million, compared to approximately $ 294,000 for the same period in 2003.

2005

Management expects the momentum of revenues recognized during the latter part of 2004 to be carried into 2005. The Company is actively engaged in on-going contract work and has submitted numerous long-term contract proposals to prospective government and private sector clients. Revenues continue to increase from commercial clients and CBI management is focused on increasing the contribution to revenue from the private sector. Management expects revenues from the paternity and forensic business lines to increase substantially in 2005, compared to all previous years, due to the acquisition of FIL.

In 2005, CBI will recognize revenue from two divisions, its on-going core business unit and from its DNA reference lab activities which have all been consolidated into the FIL division. CBI enters 2005 with approximately $ 6.0 million in anticipated laboratory work. Management expects this revenue to be recognized during the course of 2005, and includes revenues from contracts announced through January 18, 2005.

“From its beginnings, CBI has been progressing dutifully to profitability,” said Robert B. Harris President and CEO. “We have reached this critical milestone, and management is committed to adding new long-term contracts that will add to our bottom-line profitability. CBI has done a very good job in controlling its expenses while simultaneously increasing productivity from its employees. We intend to continue to grow our business both organically and through appropriate business initiatives, as exemplified by our actions this past year.”

“In the major cost areas of direct labor, materials, and overhead, CBI has actually experienced a decrease in costs in 2004, as a percentage of revenues, compared to 2003,” added James H. Brennan, CBI’s Controller. “Costs in SG&A have remained constant, as a percentage of revenue, over the last three years. These are noteworthy achievements for any company, and CBI will continue to focus on bottom-line profitability through rigorous cost controls.”

Richard J. Freer, Chairman of the Board and Chief Operating Officer observed that “given the numerous difficulties encountered during our early growth years, including a national economic downturn and a major cutback in outsourced work from the private sector, we are especially pleased to mark a profitable year, on an adjusted net operating income basis.”

Calculation of 2004 Adjusted Net Operating Income and EBIDTA

Net Operating Loss	$	< 367,548>

One Time Expenses
FIL Acquisition Costs		50,000
FIL Start Up Costs		93,861
Bond Pre-Payment and Penalty Costs		246,129
Bond Cost Write-off		206,930

Net Adjusted Operating Income		$229,372

Net Operating Loss	$	< 367,548>

Depreciation		586,621
Bond Prepayment Penalties		217,800
Bond Amortization Write-off		238,077
Interest/Amortization		206,930

EBITDA		$881,880

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About CBI

Commonwealth Biotechnologies, Inc. is a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery, and through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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SAFE HARBOR: Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically there can be no guaranty that:

•	CBI will effectively compete for additional government and private sector contracts;

•	CBI will continue to receive increased revenues from government and private sector contracts;

•	CBI’s contracts will not be delayed or terminated by clients prior to completion;

•	CBI will obtain development funding pursuant to its relationship with Dynport Vaccine Company, LLC;

•	CBI will obtain additional clients as a result of its relationship with Fisher Scientific, LLC.;

•	CBI will generate revenues from the acquisition of Fairfax Identity Labs;

•	CBI will continue to see positive trends in its financial performance; and

•	CBI will continue to successfully constrain its cost structure.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.